Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(a)(6) of Regulation S‑K because disclosure of such information would constitute a clearly unwarranted invasion of personal privacy. The Company agrees to furnish supplementally an unredacted copy of the exhibit, or any section thereof, to the SEC upon request.

Exhibit 99.4

From: Chirinjeev Kathuria <[***]>
Sent: Tuesday, March 19, 2024 6:14:16 PM To: Avi Katz <[***]>
Cc: Jeremy Livianu <[***]>; Selman, Jeffrey <[***]>; Luis Machuca <[***]>; Mariya Pylypiv <[***]>
Subject: Re: Resignation from UPH Inc - requested

Dear Dr. Avi Katz and the Nom-Gov Committee,

I appreciate all the hard work Raluca and you did it securing the ICC award. It will enhance stakeholder’s value.
I wish to underscore the absence of conflict pertaining to my position on the Board and commitment to the company’s integrity and success. It is paramount to highlight that there is categorically no conflict of interest, a fact made evident by the recent arbitration award of $100M in favor of UPH.

As a director and shareholder, this outcome aligns with our collective aim to safeguard and enhance the company's value, demonstrating our unanimous support for its enforcement and the benefits it brings to all stakeholders involved.

The voting block mentioned in your correspondence no longer exists, removing any basis for perceived conflict from this aspect.

My role and decisions on the board have been independent and solely in the interest of UPH Inc. and its stakeholders.

It is imperative to clarify that 13D filings were not aimed at seizing control of UpHealth rather exercising shareholder rights.

Despite the absence of a conflict, I am willing to recuse myself from any discussions or decisions related to the enforcement actions against Glocal Healthcare and its shareholders. This step is taken out of an abundance of caution and a commitment to maintaining the board’s integrity.

I fully support UPH Inc.’s efforts to enforce the arbitration award. My priority remains the company’s welfare and the maximization of shareholder value.

In light of these clarifications and considering my dedication to upholding the highest standards of governance, I respectfully decline the request for resignation. My focus is on contributing positively to our shared objectives and navigating the company towards sustained growth and success.

Let’s all work together to create a valuable company that will help many patients.

Best,

Chirinjeev